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                                                               EXHIBIT 10.4 (a)

                       DIRECTORS' VOLUNTARY DEFERRAL AGREEMENT

                                         for

                                  DERBY SAVINGS BANK

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                                  TABLE OF CONTENTS

Paragraph               Subject                                          Page
---------               -------                                          ----
                   INTRODUCTION                                           1
1                  DIRECTOR'S FEES                                        2
2                  RETIREMENT BENEFIT                                     2
3                  PRE-RETIREMENT DISABILITY BENEFIT                      2
4                  PRE-RETIREMENT DEATH BENEFIT                           3
5                  DESIGNATION OF BENEFICIARY                             4
6                  FORFEITURE OF BENEFITS                                 4
7                  BANK'S REPRESENTATIONS TO DIRECTOR                     5
8                  MAINTENANCE OF RESERVES                                5
9                  UNSECURED CREDITOR STATUS                              6
10                 SPENDTHRIFT CLAUSE                                     6
11                 SEVERABILITY OF BENEFITS AND RIGHTS                    6
12                 TWO-YEAR RESTRICTION PERIOD                            7
13                 BINDING EFFECT                                         7
14                 ARBITRATION                                            7
15                 APPLICABLE LAW                                         7

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                                     INTRODUCTION

    THIS AGREEMENT is made this      day of           between the Derby Savings
Bank, a corporation of the State of Connecticut with its principal place of business at 33 Elizabeth Street, Derby, Connecticut 06418-0414 (hereinafter referred to as "Bank") and a director of the Bank.

    Director has been a Director of the Bank since         .

    In order to achieve a measure of financial security, the Bank is willing to participate in a voluntary deferral as to future compensation specified by this Agreement.

     THEREFORE, in consideration of the Director's continued service to the Bank and the mutual promises and obligations set forth hereafter, Director and Bank agree as follows:

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1.  DIRECTOR'S FEES

    As           of the Bank,             is not paid Director's fees.  His
participation in the program is through salary reduction.

2.  RETIREMENT BENEFIT

    Subject to the conditions and limitations of this Agreement, upon reaching the Retirement Date while still active, Director shall be entitled to receive, and Bank agrees to pay Director a series of one-hundred twenty
(120) equal monthly payments representing installments of an Annual
Retirement Benefit of                  payable for a period of ten (10) years
commencing upon the Retirement Date. For purposes of this Agreement, "retirement date" shall mean the latter of the attainment of age 65 or the fourth (4th) anniversary date of this Agreement.

3.  PRE-RETIREMENT DISABILITY BENEFIT

    If, prior to the Retirement Date, Director should become disabled to such an extent that as a result of accidental bodily injury or sickness, Director is wholly and continuously unable to perform Director's usual service for the Bank, as determined at any time by a majority of its Board of Directors, such disability shall be treated similarly to a retirement on the Retirement Date. Bank shall make payments to Director in the same manner it would have done following normal retirement, except that Director shall only be entitled to receive that

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percentage of the Annual Retirement Benefit which corresponds to Director's total consecutive full years of participation under this Agreement as found in the following table:

                                      Disability
Years of Participation             Retirement Benefit
----------------------             ------------------
    0  -  4               100% of deferred fees at 10% interest

   4 and greater          100% of retirement benefit hereunder


4.  PRE-RETIREMENT DEATH BENEFIT

    In the event of Director's death while a Director of Bank and prior to the Retirement Date, Bank agrees that it will pay to such beneficiary or beneficiaries as Director may have designated pursuant to Paragraph 6, or in the absence of any such designation, to Director's surviving spouse, if any, or if none, to Director's estate, a series of one hundred twenty (120) equal monthly
payments representing installments of an annual payment of         payable for a
period of ten (10) years commencing upon the first day of the month immediately following Director's death, except a single sum equal to the present value of the future stream of payments discounted at 7% net, shall be paid upon the first day of the month following a Director's death, where his estate is the beneficiary hereunder. In the event of

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director's death while entitled to payments under either paragraphs 2 or 3, any amount not yet paid at director's death, shall be payable instead in the same manner as if payable to director, to director's designated beneficiary or beneficiaries, or in the absence of a designation, to director's surviving spouse, if any, or if none, to director's estate in a lump sum as described hereinbefore.

S.  DESIGNATION OF BENEFICIARY

    to designate a beneficiary or beneficiaries to receive any amounts due under this agreement, Director shall file with Bank a written notice specifying the name, address and relationship to Director of each beneficiary. Any such designation may be changed by director with a new written notice.

6.  FORFEITURE OF BENEFITS

    if bank should terminate the service of director prior to either the retirement date, or a determination of disability under paragraph 3, by discharging director for malfeasance, dishonesty, or such other cause as a majority of the board of directors of the bank, in its sole discretion, deems sufficient, this agreement shall automatically terminate, and the bank shall have no obligation to make any payments whatsoever hereunder other than a return of all fees deferred plus interest thereon at 10%. this agreement shall also terminate, and the Bank shall be

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immediately relieved of all obligation to make payments hereunder if Director's service to the Bank should voluntarily terminate prior to the Retirement Date. Voluntary termination shall result in return of all fees deferred plus interest thereon at 10%.

7.  BANK'S REPRESENTATIONS TO DIRECTOR

    Bank agrees that it will not merge or consolidate with any other corporation or organization, or permit its business activities to be taken over by any other organization, unless and until the succeeding or continuing corporation or other organization shall expressly assume the rights and obligations of Bank under this Agreement. Bank further agrees that it will not cease its business activities or terminate its existence, other than as heretofore set forth in this paragraph, without having made adequate provision for its obligations under this Agreement to be fulfilled.

B.  MAINTENANCE OF RESERVES

    it is the intention of the bank to maintain adequate reserves for the satisfaction of its obligations under this agreement. nothing in this agreement, however, shall create an obligation on the bank's part to set aside or earmark any monies or other assets specifically for this purpose. should the bank elect to purchase life insurance or annuity contracts or establish a fund as a means of satisfying its obligations under this agreement, in whole or in part, it reserves the absolute right, in its sole discretion, to terminate any such contracts, as well as any other funding program hereunder at any time, in whole or in part.

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9.  UNSECURED CREDITOR STATUS

    At no time shall Director, Director's spouse, estate, or any other beneficiary Director may have designated under this Agreement, be deemed to have any right, title or interest in or to any specific fund or assets of the Bank or any fund hereunder, except as hereinbefore provided, including, but not limited to, any life insurance or annuity contracts which the the Bank may at any time have purchased. As to any claim for unpaid benefits under this Agreement, Director, Director's spouse, estate, or any other beneficiary designated hereunder, shall be an unsecured creditor of Bank in the same manner as any other creditor having a general claim for unpaid compensation.

10. SPENDTHRIFT CLAUSE

    It is expressly agreed that neither Director, Director's spouse, estate, nor any other beneficiary shall have any right to commute, sell, pledge, assign, transfer, or otherwise convey the right to receive any payments under this Agreement, which payments and the right thereto being hereby expressly made non-assignable and non-transferable. Such payments shall not be subject to legal process or levy of any kind.

11. SEVERABILITY OF BENEFITS AND RIGHTS

    the benefits under this agreement shall be independent of, and in addition to, benefits payable under any other employment agreement that may exist from time to time between the parties hereto, or any other compensation payable by the bank to director, whether as salary or otherwise. this agreement shall not be deemed to constitute a contract of employment between the

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parties, nor shall any provision hereof restrict the right of the bank to discharge director, or restrict the right of director to terminate his employment.

12. TWO-YEAR RESTRICTION PERIOD

    if, during the first two years of this agreement, the director shall die by committing suicide or become disabled under the terms of paragraph 3 by his own hand, the only obligation of bank shall be to return to director all fees deferred.

13. BINDING EFFECT

    This Agreement shall be binding upon the parties hereto, their heirs, executors, administrators, and successors in interest.

14. ARBITRATION

    unless otherwise provided in this agreement, any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance with the rules of the american arbitration association, and judgment upon the award rendered by the arbitrator may be entered in any court in new haven county, state of connecticut, having jurisdiction thereof.

15. APPLICABLE LAW

    This Agreement shall be interpreted under and governed by the laws of the State of Connecticut. If any provision under this Agreement is deemed void, it shall not void the remaining provisions of this Agreement.

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    IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.


                                       DERBY SAVINGS BANK
In the presence of:

                                       By
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                                          --------------------------------
                                                      Title

In the presence of:                         DIRECTOR:

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